Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

     The following lists the subsidiaries of the registrant and the state of incorporation of each:

	NAME	INCORPORATED

1)	The Cortland Savings and Banking Company	Ohio

2)	New Resources Leasing Company	Ohio